Exhibit 10.1

Marten Transport, Ltd.

Named Executive Officers’ Compensation Summary

On May 4, 2006, Marten Transport, Ltd.’s (the “Company’s”) Compensation Committee approved a 10% increase to the base salary, retroactive to April 1, 2006, for the Company’s “named executive officers” (defined in Regulation S-K Item 402(a)(3)), except for James J. Hinnendael, the Company’s Chief Financial Officer. Effective April 1, 2006, the named executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position	Base Salary

Randolph L. Marten (Chairman, President and Chief Executive Officer)	$440,000

James J. Hinnendael (Chief Financial Officer)	$175,000

Robert G. Smith (Chief Operating Officer)	$221,753

Timothy P. Nash (Executive Vice President of Sales and Marketing)	$221,753

Donald J. Hinson (Vice President of Operations)	$175,049